Exhibit 3.26

VEDTEKTER FOR HELIKOPTER SERVICE AS

(Endret i Generalforsamling 27.05.2009- § 1 Navne-endring)

§ 1

Selskapets navn er Helikopter Service AS.

§ 2

Selskapets forretningskontor er i Sola. Generalforsamlinger holdes på Sola.

§ 3

Selskapet har som formål å drive handel og agenturvirksomhet innenfor luftfart og andre tilhørende næringer, samt hva som dermed står i forbindelse, herunder å delta i andre selskaper med tilsvarende virksomhet.

§ 4

Aksjekapitalen er på NOK 1.000.000 fordelt på 1000 aksjer a NOK 1.000, fullt innbetalt og lydende på navn.

§ 5

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjeeiere i selskapet.

§ 6

Selskapets styre skal ha fra tre til fem medlemmer etter generalforsamlingens nærmere beslutning. Selskapet tegnes av styrets formann eller to styremedlemmer.

§ 7

Ordinær generalforsamling avholdes hvert år innen utgangen av oktober måned.

Det påligger den ordinære generalforsamling:

•	å fastsette resultateregnskap og balanse

•	å fastsette anvendelsen av årsoverskudd eller dekning av underskudd i henhold til den fastsatte balanse og å beslutte eventuell utdeling av utbytte.

•	å behandle enhver annen sak som har vært anført i innkallelsen til generalforsamlingen eller som etter lov og vedtekter hører under generalforsamlingen.

Årlig og ekstraordinære generalforsamling skal innkalles minimum syv - 7 dager før avholdelse.

ARTICLES OF ASSOCIATION

HELIKOPTER SERVICE AS

(Changed in the Annual Meeting 27.05.2009 § 1.)

§ 1

The Company’s name is Helikopter Service AS

§ 2

The company’s registered office is at Sola. General Assemblies should be held at Sola.

§ 3

The objectives of the company are commerce and agency business associated with aviation and related activities, as well as participation as shareholder or by other means in companies with related activities.

§ 4

The share capital of the Company is NOK 100.000 divided into 100 ordinary shares each totalling NOK 1.000 – fully paid and issued in the name of the shareholders.

§ 5

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a pre-emption right for the other shareholders of the company.

§ 6

The Board of the Company shall consist of three to five members according to the General Assembly’s decision. Two directors jointly exercise power of signature for the Company.

§ 7

The Annual General Assembly is held annually, not lager than the end of October.

The Annual General Assembly shall consider the following matters:

a)	The approval of the income statement and balance sheet.

b)	The allocation of any annual profit or coverage of any loss in accordance with the adopted balance sheet together with the declaration of dividends.

c)	Election of the Company Board

d)	Any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.

Annual and Extraordinary General Meetings shall be summoned at least seven – 7 days before the meeting is held.